                                                                     Exhibit 2.5


                                                   Execution Version



                          DATED AS OF JANUARY 31, 2007


                                     BETWEEN

                           GATX FINANCIAL CORPORATION
                                    as Seller

                                       and

                       MACQUARIE AIRCRAFT LEASING LIMITED
                                    as Buyer

                        RELATING TO THE SALE AND PURCHASE

                                       of

                              THE GATX AIR BUSINESS

               -------------------------------------------------

                          FOURTH SUPPLEMENTAL AGREEMENT

               -------------------------------------------------

FOURTH SUPPLEMENTAL AGREEMENT dated as of January 31, 2007 between GATX Financial Corporation, a Delaware corporation ("SELLER"), and Macquarie Aircraft Leasing Limited, a company incorporated under the laws of the Republic of Ireland ("BUYER").

WITNESSETH:

WHEREAS, Seller and Buyer entered into the Sale and Purchase Agreement.

WHEREAS, Seller and Buyer entered into the First Supplemental Agreement, the Second Supplemental Agreement and the Third Supplemental Agreement amending the Sale and Purchase Agreement and agreeing certain additional matters.

WHEREAS, Seller and Buyer wish to make certain further amendments to the Sale and Purchase Agreement and supplement certain of the agreements set forth in the Sale and Purchase Agreement.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:


1.      DEFINITIONS

1.1     Definitions

        As used in this Fourth Supplemental Agreement (including the recitals hereto) and save as otherwise defined herein, terms defined in the Sale and Purchase Agreement shall bear the same respective meanings ascribed to them in the Sale and Purchase Agreement when used in this Fourth Supplemental Agreement and:

        "FIRST SUPPLEMENTAL AGREEMENT" means the Supplemental Agreement dated as of November 30, 2006 between Seller and Buyer amending and supplementing the Sale and Purchase Agreement;

        "SECOND SUPPLEMENTAL AGREEMENT" means the Supplemental Agreement dated as of January 17, 2007 between Seller and Buyer amending and supplementing the Sale and Purchase Agreement;

        "THIRD SUPPLEMENTAL AGREEMENT" means the Supplemental Agreement dated as of January 29, 2007 between Seller and Buyer amending and supplementing the Sale and Purchase Agreement; and

        "SALE AND PURCHASE AGREEMENT" means the Sale and Purchase Agreement dated as of September 28, 2006 between Seller and Buyer.

1.2     Other Definitional and Interpretative Provisions

        Clause 1.2 of the Sale and Purchase Agreement is hereby deemed to be incorporated herein as if all references therein to "this Agreement" were references to this Fourth Supplemental Agreement.


2.      AMENDMENTS

        The Sale and Purchase Agreement is amended as follows:

2.1     The following definitions are inserted in alphabetical order in Clause
        1.1:

        "BUYER FRENCH EMPLOYER" means Macquarie Aircraft Leasing Services (France) SARL, a societe a responsabilite limitee created and existing under French law having its registered office at 41, avenue Georges V, 75008 Paris, France; and

        "BUYER UK EMPLOYER" means Macquarie Aircraft Leasing Services (UK) Limited, a company incorporated in England having its registered office at Level 35, CityPoint, 1 Ropemaker Street, London EC2Y 9HD, England.

2.2 Sub clause (e) of Clause 9.1.1 shall be deleted in its entirety and replaced with the following:

        "It is acknowledged that the UK Employees have transferred to the Buyer UK Employer and the Buyer shall procure that it or the Buyer UK Employer shall be responsible for all and any UK Buyer Assumed Claims. A UK Buyer Assumed Claim is any claim or right of action that a UK Employee or his or her "appropriate representative" may have or assert whether arising under English law, European Union law, common law, statute or otherwise in any jurisdiction whatsoever that may be or is brought by or on behalf of any UK Employee after Closing whether against the Buyer, the Buyer UK Employer, other Affiliate of the Buyer, the Seller or an Affiliate of the Seller (or any director, officer, employee or agent of any such entity) arising out of or in connection with the sale of the Business as contemplated by the Agreement, any allegation that the transfer of any UK Employee to the Buyer UK Employer has not been effective, the employment of the UK Employee, the relocation of that employment, the termination of that employment or any other matter whatsoever except for any UK Seller Retained Claim. A UK Seller Retained Claim is any claim or right of action that a UK Employee or his or her "appropriate representative" may have or assert whether arising under English law, European Union law, common law, statute or otherwise in any jurisdiction whatsoever whether against the Buyer, the Buyer UK Employer, other Affiliate of the Buyer, the Seller or an Affiliate of the Seller (or any director, officer, employee or agent of such entity) that does not arise out of or in connection with the sale of the Business as contemplated by the Agreement, any allegation that the transfer of any UK Employee to the Buyer UK Employer has not been effective or the relocation or termination of the employment of a UK Employee after Closing but that otherwise may be or is brought by or on behalf of any UK Employee because of any act or omission of the Seller or an Affiliate of the Seller relating to the employment of the UK Employee prior to Closing (but for the avoidance of doubt a Seller Retained Claim shall not include any claim for which the Buyer or Buyer UK Employer is otherwise liable but in respect of which the provision of any benefits or any payment, damages or compensation is determined (in whole or in part) by reference to the UK Employee's period of continuous employment and that includes employment with the Seller or an Affiliate of the Seller). The Buyer shall indemnify and hold harmless the Seller and any Seller Affiliate against all and any claim, liability, compensation, damages, cost (including reasonable legal costs) or expenses that any Seller or Seller Affiliate may incur arising out of or in connection with all and any UK Buyer Assumed Claim being brought or asserted against the Seller and/or Seller Affiliate."

2.3 Sub clause (e) of clause 9.1.2 shall be deleted in its entirety and replaced with the following:

        "It is acknowledged that the French Employees have transferred to the Buyer French Employer and the Buyer shall procure that it or the Buyer French Employer shall be responsible for all French Buyer Assumed Claims. A French Buyer Assumed Claim is any claim or right of action that a French Employee may have or assert whether arising under French law, European Union law, statute or otherwise in any jurisdiction whatsoever that may be or is brought by any French Employee after Closing whether against the Buyer, the Buyer French Employer, other Affiliate of the Buyer, the Seller or an Affiliate of the Seller (or any director, officer, employee or agent of such entity) arising out of or in connection with the sale of the Business as contemplated by the Agreement, any allegation that the transfer of any French Employee to the Buyer French Employer has not been effective, the employment of any French Employee, the relocation of that employment, the termination of that employment or any other matter whatsoever except for any French Seller Retained Claim. A French Seller Retained Claim is any claim or right of action that a French Employee may have or assert whether arising under French law, European Union law, statute or otherwise in any jurisdiction whatsoever whether against the Buyer, the Buyer French Employer, other Affiliate of the Buyer, the Seller or an Affiliate of the Seller (or any director, officer, employee or agent of such entity) that does not arise out of or in connection with the sale of the Business as contemplated by the Agreement, any allegation that the transfer of any French Employee to the Buyer French Employer has not been effective or the relocation or termination of the employment of a French Employee after Closing but that otherwise may be or is brought by or on behalf of any French Employee because of any act or omission of the Seller or an Affiliate of the Seller relating to the employment of the French Employee prior to Closing (but for the avoidance of doubt a Seller Retained Claim shall not include any claim for which the Buyer or Buyer French Employer is otherwise liable but in respect of which the provision of any benefits or any payment, damages or compensation is determined (in whole or in part) by reference to the French Employee's period of continuous employment and that includes employment with the Seller or an Affiliate of the Seller). The Buyer shall indemnify and hold harmless the Seller and any Seller Affiliate against all and any claim, liability, compensation, damages, cost (including reasonable legal costs) or expenses that any Seller or Seller Affiliate may incur arising out of or in connection with all and any French Buyer Assumed Claim being brought against the Seller and/or Seller Affiliate."

2.4     The following expression is inserted as a new additional Clause 9.1.2A:

        "Procedures for claims under the indemnities in Clause 9.1.1(e) or 9.1.2(e)

        9.1.2 A.1    Where the Seller or any Seller Affiliate seeks
                     indemnification under Clause 9.1.1(e) or 9.1.2 (e) it will give prompt notice to the Buyer of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under that Clause and will provide the Buyer with all information that the Buyer may reasonably request. The failure to so notify the Buyer shall not relieve the

                     Buyer of its obligations under Clause 9.1.1(e) or 9.1.2
                     (e), except to the extent that such failure shall have materially adversely prejudiced the Buyer.

        9.1.2 A.2    Subject to the terms of this Clause 9.1.2 A the Buyer shall be entitled to participate in the defense of any claim asserted by any UK Employee or French Employee and, subject only to the express limitations set forth in this Clause
                     9.1.2 A, shall be entitled to control and appoint lead counsel for that defense, in each case at its expense. If the Buyer shall acknowledge, in writing, to the Seller or Seller Affiliate as appropriate that without prejudice to any party's right to contest the validity of the claim the Buyer shall be obligated under the terms of its indemnity hereunder in connection with such claim by a UK Employee or French Employee, then the Buyer shall be entitled (a) to take control of the defense and investigation of such lawsuit or action (including the right to settle any such law suit or action) and, (b) to employ and engage attorneys of its own choice reasonably satisfactory to the Seller or Seller Affiliate to handle and defend the same unless the named parties to such action or proceeding include both the Buyer and/or a Buyer Affiliate and the Seller and/or a Seller Affiliate and the Seller/Seller Affiliate has been advised in writing by counsel that joint counsel for the Buyer and Seller Parties shall result in a conflict under the applicable rules of professional conduct, in which event the Seller/Seller Affiliate shall be entitled, at the Buyer's expense to separate counsel of its own choice reasonably satisfactory to the Buyer; provided that the Buyer shall not agree to any compromise or settlement with respect to the claim brought by the UK Employee or French
                     Employee that (i) does not include a complete release of the Seller/Seller Affiliate from all liability with respect thereto and/or (ii) imposes any liability, restriction or damages on the Seller/Seller Affiliate without the consent of the Seller/Seller Affiliate, which consent shall not be unreasonably withheld or delayed. The Seller/Seller
                     Affiliate may, at its own cost, participate in (but not control) the investigation, trial and defense of such claim by a UK Employee or French Employee and any appeal arising therefrom. If the Buyer fails to assume the defense of such claim within fourteen (14) calendar days after receipt of the notice of claim by the Seller/Seller Affiliate, the Seller/Seller Affiliate against which such claim has been asserted will (upon delivering notice to such effect to the Buyer) have the right to undertake, at the Buyer's cost, risk and expense, the defense of such claim on behalf of and for the account and risk of the Buyer. In no event shall the Seller/Seller Affiliate have authority to settle any such claim without the consent of the Buyer, which consent shall not be unreasonably withheld or delayed.

        9.1.2 A.3    If the Buyer makes any payment on any claim by a UK
                     Employee or French Employee, the Buyer shall be subrogated, to the extent of such payment, to all rights and remedies of the Seller/Seller Affiliate to any insurance benefits or other claims of the Seller/Seller Affiliate with respect to such claims.

        9.1.2 A.4    Subject to the Seller/Seller Affiliate being reimbursed
                     promptly by the Buyer in respect of any expenses incurred during and receiving from the Buyer appropriate compensation to reflect any management time involved in such defense each party shall cooperate in good faith, and cause their respective Affiliates to cooperate, in the defense of any claims by any UK Employee or French
                     Employee and shall furnish or cause to be furnished such personnel, records, information and testimony, and attend those conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection with any of the foregoing.


3.      PAYMENT

        In consideration of the Buyer agreeing to the amendments set out in clause 2 above the Seller shall pay the Buyer within 7 Business Days after the date of this Fourth Supplemental Agreement the US $ equivalent of one million one hundred and fifty thousand Euro (1,150,000) such equivalence to be based on the exchange rate as at 31 January 2007 by payment to the account separately designated by Buyer. It is agreed that
        the US $ amount shall be US $       .


4.      MISCELLANEOUS

4.1     The provisions of Clauses 13.1, 13.2, 13.3, 13.4, 13.5, 13.6, 13.8 and
        13.10 are hereby deemed to be incorporated herein as if all references therein to "this Agreement" were references to this Fourth Supplemental Agreement.

4.2 References to "this Agreement" in the Sale and Purchase Agreement are deemed to be references to the Sale and Purchase Agreement as amended by this Fourth Supplemental Agreement.

IN WITNESS WHEREOF, the parties to this Fourth Supplemental Agreement have caused this Fourth Supplemental Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Seller

GATX FINANCIAL CORPORATION

By:              /s/ Robert C. Lyons
        --------------------------------------------
        Name:    Robert C. Lyons
        Title    Vice President and Chief
                 Financial Officer

Buyer

MACQUARIE AIRCRAFT LEASING LIMITED

By:              /s/ Stephen Moulton
        --------------------------------------------
        Name:    Stephen Moulton
        Title:   Attorney-in-Fact

        --------------------------------------------